Exhibit 10.7

Thursday, September 15, 2005

Howard Foyt, M.D., Ph.D.

1205 Sierra Linda Drive

Escondido, CA 92025

Dear Howard:

This is to confirm our offer to you to join Metabasis Therapeutics, Inc. as a Vice President in the Clinical Development department. The following will be the basic terms of your employment with the Company:

Title:	Vice President, Clinical Development

Start Date:	October 3, 2005

Salary:	$230,000 per year payable bi-weekly, less standard deductions and withholdings

Metabasis Therapeutics, Inc. offers a comprehensive benefits program including medical and dental insurance which becomes effective the first day of the month following your date of hire. We also offer an employee contribution 401 (k) plan. You are eligible for vacation and holiday benefits per the provisions in the Company’s employee handbook. Additionally, per your request, your annual vacation allotment will be as follows:

1 Year	16 days

2 Years	17 days

3 Years	18 days

4 Years	19 days

5-14 Years	20 days

15+ Years	25 days

Subject to the approval of the Board of Directors, you will be granted options to purchase 54,610 shares of Metabasis Therapeutics, Inc. common stock, which will have an exercise price of the fair market value of the Company’s common stock on the date of the grant. The option will be granted pursuant to the terms of a separate stock option agreement and the terms of the Metabasis Therapeutics, Inc. employee stock plan.

In addition to your base salary, you will be eligible to earn an annual discretionary performance bonus (the “Bonus”). Your target Bonus will be up to 20% of your annual base salary, assuming 100% attainment of individual and company goals. You must be employed on the date the Bonus is awarded to earn any portion of the Bonus. The determinations of the Company’s Board of Directors with respect to your Bonus will be final and binding. The Bonus program is subject to change or suspension at the discretion of the Company’s Board of Directors.

You will also be eligible to receive a signing bonus under the following terms. If your start date

Howard Foyt, M.D., Ph.D.

September 15, 2005

as an employee or consultant begins on or before October 3, 2005, you will receive a signing bonus of $25,000, grossed up for federal and state taxes. If your start date as an employee or consultant begins on or before November 1, 2005, but later than October 3, 2005, you will receive a signing bonus of $10,000, grossed up for federal and state taxes. However, should your start date go beyond November 1, 2005, we reserve the right to withdraw the offer. Please note that should you work with the Company on a consulting basis, your consulting fee will not exceed the salary as stated in the terms of this letter.

You will be expected to execute and deliver an Employee Proprietary Information and Inventions Agreement in consideration for your employment. This agreement is attached to this letter and is incorporated by reference herein.

In accordance with the Immigration Reform and Control Act of 1986, you will be required to provide documents which establish your identity and employment eligibility on your first day of employment.

We are excited about the opportunity which we have to build Metabasis Therapeutics, Inc. into an outstanding success. A key component to accomplishing this is to build a strong team with bright, dynamic individuals. While we look forward to a long and mutually beneficial relationship, should you decide to accept our offer you will be an “at-will” employee of the Company. This means that either you or the Company may terminate employment at any time. We sincerely hope that you will accept our offer to join the Metabasis Therapeutics team.

To formally record your acceptance of our offer of employment, please sign below and return one original of this letter to me as soon as possible.

Sincerely,

/s/ MARK ERION
Mark Erion, Ph.D.
Executive Vice President, Research and Development

Enclosures:	Employee Benefits Information
Employee Proprietary Information and Inventions Agreement

/s/ HOWARD FOYT	September 15, 2005
Howard Foyt, M.D., Ph.D.